Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 10, 2005 (except for Note 15, as to which the date is February 24, 2005) accompanying the consolidated financial statements of Eagle Hospitality Trust, Inc. and the combined financial statements of its predecessor companies appearing in the 2005 Annual Report of the Company to its shareholders on Form 10-K for the year ended December 31, 2005 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

December 1, 2006